Exhibit (m)(4)

AMENDED AND RESTATED MASTER DISTRIBUTION PLAN PURSUANT TO RULE
12B-1 FOR CLASS D SHARES

          WHEREAS, HSBC Investor Funds (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940 (the “Act”) and is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets (a “portfolio”); and

          WHEREAS, the Trust employs HSBC Investments (USA) Inc. (the “Adviser”) to render investment management services with respect to such separate investment portfolios (the “Funds”) as the Trustees shall establish and designate from time to time and to render certain management and administrative services necessary for the operation of the Trust pursuant to the terms of an Administration Agreement; and

          WHEREAS, certain of the Funds issue Class D shares; and

          WHEREAS, the Trust employs Foreside Distribution Services, L.P. (the “Distributor”; references herein to the Distributor shall be deemed to include any person that succeeds to or replaces Foreside as distributor of the Funds’ shares) to distribute the shares of each Fund (and will so act in respect of the Class D shares of the Funds) pursuant to the terms of a Distribution Agreement; and

          WHEREAS, the Trust wishes to reimburse the Distributor for (1) expenses incurred in connection with advertising and marketing the Class D shares of the Funds (the “Shares”) and (2) payments to broker-dealers or other financial intermediaries (other than banks) (“Financial Organizations”) for services rendered in the distribution of the Shares and for the provision of certain shareholder services with respect to the Shares; and

          WHEREAS, the Board of Trustees of the Trust has determined to amend the Trust’s previously approved Master Distribution Plan for Class D Shares and readopt it as the Amended and Restated Master Distribution Plan Pursuant to Rule 12b-1 for Class D Shares (the “Plan”) and has determined that there is a reasonable likelihood that the Plan will benefit the Trust and the Class D shareholders of the Funds.

          NOW THEREFORE, the Trust hereby adopts the Plan as amended and restated on March 29, 2007 on the following terms and conditions:

          1.          The Plan shall pertain to Class D shares of such Funds as shall be designated from time to time by the Trustees of the Trust in Schedule A to the Plan.

          2.          The Trust will reimburse the Distributor for costs and expenses incurred in connection with the distribution and marketing of the Shares and for the provision of certain shareholder services. Such distribution and shareholder servicing costs and expenses would include (i) advertising by radio, television, newspapers, magazines, brochures, sales literature, direct mail or any other form of advertising, (ii) expenses of sales employees or agents of the Distributor who engage in or support distribution of Shares, including salary, commissions, travel and related expense, (iii) payments to broker-dealers and financial institutions for services in connection with the provision of personal services and shareholder account maintenance services and the distribution of Shares, including fees calculated with reference to the average daily net asset value of the Shares held by shareholders who have a brokerage or other service relationship with the broker-dealer or institution receiving such fees, (iv) costs of printing prospectuses and other materials to be given or sent to prospective investors (including costs and fees incurred in registering the Shares in the states in which they are to be sold) and (v) such other similar services as the Trustees determine to be reasonably calculated to result in the sale of Shares.

          The Distributor will be reimbursed for such costs, expenses or payments on a monthly basis, subject to an annual limit of the average daily net assets of the Shares of each Fund as shall be set forth with respect to a Fund in Schedule A to the Plan. Payments made out of or charged against the assets of the Shares of a Fund must be in reimbursement for distribution services rendered for or on behalf of the Shares of the Fund or for personal services or shareholder account maintenance services rendered to holders of the Shares. The Distributor also may receive and retain brokerage commissions with respect to portfolio transactions for a Fund to the extent not prohibited by the Funds’ Prospectus or Statement of Additional Information.

          3.          As consideration for providing (or causing to be provided) personal services and shareholder account maintenance services, the Distributor may pay Financial Organizations a fee at an annual rate up to 0.25% of the average daily net assets attributable to the Shares of a Fund for its then-current fiscal year, and be reimbursed therefore under the terms of this Plan. Such 0.25% limit shall be referred to as a “service fee” as defined in the applicable rules of the Financial Industry Regulatory Authority.

          4.          The Plan shall not take effect with respect to Shares of a Fund until it has been approved by a vote of at least a majority (as defined in the Act) of the Shares of that Fund. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to the Shares of a Fund if a majority of the Shares of each Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Trust.

          The Plan shall take effect with respect to Shares of any other Fund established in the Trust provided the Plan is approved with respect to such Fund as set forth in this paragraph and provided the Trustees have approved the addition of a Fund to Schedule A of the Plan as set forth in paragraph 1.

          5.          The Plan shall not take effect with respect to Shares of a Fund until it has been approved, together with any related Agreements and amendments to Schedule A, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Plan Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

          6.          The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 5.

          7.          Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall provide to the Trust’s Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

          8.          Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of a Fund, on not more than 60 days’ written notice to any other party to the agreement, and (b) that such agreement shall terminate automatically in the event of its assignment.

          9.          The Plan may be terminated at any time, without payment of any penalty, with respect to each Fund, by vote of a majority of the Plan Trustees or by vote of a majority of the Shares of that Fund.

          10.        The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which a Fund may bear for distribution of Shares pursuant to the Plan shall be effective only upon approval by a vote of a majority of the Shares of the Fund and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 5 hereof.

          11.        While this Plan is in effect, the Trust shall comply at all times with the fund governance rules set forth in Rule 0-1(a)(7) under the Act, that are in effect.

          12.        The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of the Plan, the agreements or such report, as the case may be, the first two years of which shall be in an easily accessible place.

Schedule A

Money Market Funds	Annual Limit

HSBC Investor California Tax-Free Money Market Fund	0.25%
HSBC Investor Cash Management Fund	0.25%
HSBC Investor New York tax-Free Money Market Fund	0.25%
HSBC Investor Prime Money Market Fund	0.25%
HSBC Investor Tax-Free Money Market Fund	0.25%
HSBC Investor U.S. Government Money Market Fund	0.25%
HSBC Investor U.S. Treasury Money Market Fund	0.25%

Schedule A Last Updated: March 31, 2009